Exhibit 99.1

HCP Announces Results for the Quarter Ended September 30, 2017
IRVINE, Calif., Nov. 2, 2017 /PRNewswire/ -- HCP, Inc. (NYSE:HCP) announced results for the quarter ended September 30, 2017.
THIRD QUARTER 2017 AND RECENT HIGHLIGHTS

–	EPS, FFO and FFO as adjusted per share, were ($0.02), $0.33 and $0.48, respectively

–	Achieved year-over-year three-month SPP Cash NOI growth of 3.2%, including 5.3% in the SHOP portfolio

–	Entered into transactions which provide a path to reduce Brookdale concentration to approximately 15.7%

–	Reentering the Boston life science market with $228 million acquisition of the Hayden Research Campus, bringing our year-to-date announced acquisitions and developments to $447 million

–	Announced launch of sales process for remaining UK holdings

–	As previously announced, repurchased $500 million of our 5.375% senior notes due 2021

–	Promoted Tom Klaritch to Chief Operating Officer and appointed Shawn Johnston as Chief Accounting Officer

–	Increased 2017 FFO as adjusted guidance range and reaffirmed aggregate 2017 SPP Cash NOI growth guidance

	Three Months Ended September 30, 2017		Three Months Ended September 30, 2016
(in thousands, except per share amounts)	Amount	Diluted Per Share	Amount	Diluted Per Share	Per Share Change
Net income (loss)	$(7,788)	$(0.02)	$150,924	$0.32	$(0.34)
FFO	$155,248	$0.33	$304,387	$0.65	$(0.32)
Other impairments (recoveries), net(1)	2,738	0.01	—	—	0.01
Severance and related charges(2)	3,889	0.01	14,464	0.03	(0.02)
Loss on debt extinguishments(3)	54,227	0.11	—	—	0.11
Transaction-related items	580	—	17,568	0.04	(0.04)
Casualty-related charges (recoveries), net(4)	8,925	0.02	—	—	0.02
Other(5)	2,162	—	94	—	—
FFO as adjusted	$227,769	$0.48	$336,513	$0.72	$(0.24)
FFO as adjusted from QCP	—	—	(101,549)	(0.22)	0.22
Comparable FFO as adjusted(6)	$227,769	$0.48	$234,964	$0.50	$(0.02)
FAD	$202,407		$317,540
_______________________________________

(1)	Relates to the impairment of our Tandem Health Care Loan.

(2)
For the three months ended September 30, 2017, primarily relates to the departure of our former Executive Vice President and Chief Accounting Officer. For the three months ended September 30, 2016, primarily relates to the departure of our former President and Chief Executive Officer.

(3)	Represents the premium associated with the prepayment of $500 million of senior unsecured notes.

(4)	Includes $11 million of casualty-related charges and a $2 million deferred income tax benefit.

(5)	Includes $2 million of litigation costs.

(6)
Represents FFO as adjusted excluding FFO as adjusted from QCP and interest expense related to debt repaid using proceeds from the spin-off, assuming these transactions occurred at the beginning of the earliest period presented. Comparable FFO as adjusted allows management to evaluate the performance of our remaining real estate portfolio following the completion of the QCP spin-off.

FFO, FFO as adjusted, FAD, Comparable FFO as adjusted, SPP Cash NOI and SPP NOI are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance of real estate investment trusts. See “Discussion and Reconciliation of Non-GAAP Financial Measures” for the quarter ended September 30, 2017 for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP on the Investor Relations section of our website at http://ir.hcpi.com/financial-reconciliation.
SAME PROPERTY PORTFOLIO OPERATING SUMMARY
The table below outlines the three-month same property portfolio operating results for the quarter:

	Year-Over-Year
	Occupancy		SPP Growth
	3Q17	3Q16	NOI	Cash NOI
Senior housing triple-net	85.5%	87.1%	3.0%	2.7%
Senior housing operating portfolio ("SHOP")(1)	86.3%	88.8%	3.9%	5.3%
Life science	96.3%	97.1%	2.2%	4.0%
Medical office	91.7%	92.2%	1.5%	2.5%
Other non-reportable segments ("Other")(2)	N/A	N/A	1.7%	1.3%
Total Portfolio			2.5%	3.2%
_______________________________________

(1)	SHOP SPP Cash NOI growth consists of the following components: Assisted Living / Independent Living 4.4% and CCRC joint venture 12.0%.

(2)	Other primarily includes our hospitals and U.K. real estate investments. See our Supplemental Report for additional details.
BROOKDALE TRANSACTIONS
We have reached agreements to sell six assets to Brookdale Senior Living, Inc. ("Brookdale") for $275 million and purchase Brookdale’s 10% interest in two joint ventures for $99 million. Additionally, HCP and Brookdale have agreed to terminate management agreements on 36 senior housing operating properties and leases on 32 triple-net leased communities. Brookdale has agreed to waive fees on all management agreement terminations and we have agreed to modify the rent on the remaining Brookdale triple-net portfolio, providing a $5 million annual rent reduction. We intend to either transition to other operators or sell the aforementioned 68 properties during 2018. The anticipated sales are expected to generate $600 million to $900 million of net proceeds to us depending on the mix of asset sales versus transitions to new operators.
We have also agreed to sell our remaining investments in the RIDEA II senior housing joint venture ("RIDEA II") to an investor group led by Columbia Pacific Advisors, LLC ("CPA") for $332 million. RIDEA II owns 49 communities, of which 46 are managed by Brookdale.
Combined, these transactions provide a path to reduce our Brookdale concentration, on a pro forma basis, from 27.0% of Cash NOI and Interest Income (excluding the previously announced planned sale or transition of 25 Brookdale assets) to approximately 15.7%. We intend to use the proceeds from the dispositions primarily to repay debt and for general corporate purposes.
A copy of the corresponding press release and investor presentation with additional details is available on the Investor Relations section of our website at http://ir.hcpi.com.
REENTERING BOSTON LIFE SCIENCE MARKET
In October, we entered into definitive agreements to acquire a $228 million value-add life science campus known as the Hayden Research Campus located in the Boston suburb of Lexington, Massachusetts. The Hayden acquisition allows us to reenter the Boston life science market with immediate scale and align with a leading local developer, owner and operator, King Street Properties (“King Street”). We will own an interest in this campus through a consolidated joint venture with King Street. The campus includes two existing buildings totaling 400,000 square feet and is currently 66% leased, anchored by major life science tenants including Shire US, Inc., a subsidiary of Shire plc, and Merck, Sharp and Dohme, a subsidiary of Merck and Co., Inc. Additionally, King Street is currently seeking approvals for the joint venture to develop 209,000 square feet of life science space on the campus.

HCP LAUNCHES SALE PROCESS FOR REMAINING UK HOLDINGS
We have launched a formal sales process for our remaining UK holdings. We expect the sale to be completed during the first half of 2018.
OTHER TRANSACTION ACTIVITY
ACQUISITIONS
During the third quarter, we announced $113 million of additional acquisitions, bringing our year-to-date announced acquisitions and developments to $447 million. Significant acquisition activity during the third quarter includes:

•	As previously disclosed, in July, we acquired a portfolio of three medical office buildings in Texas for $49 million.

•
In August, we acquired 6000 Shoreline Court, a 139,000 square foot life science office building in South San Francisco, California for $64 million. 6000 Shoreline is adjacent to our Sierra Point development site.

DISPOSITIONS
During the third quarter, we sold two triple-net senior housing assets leased to Brookdale for $15 million.
DEVELOPMENT UPDATE
During the quarter, we placed $101 million of development in service, including $94 million at Phase II of The Cove. At quarter end, our development pipeline totaled $870 million, which includes $288 million that has been placed in service.
During the third quarter, we added $63 million of new projects to our development and redevelopment pipelines.
BALANCE SHEET AND NEW CREDIT FACILITY
As previously announced, in July, we repurchased $500 million of our 5.375% senior notes due 2021 using capital recycling proceeds from the HC-One loan repayment and Brookdale 64 disposition. In connection with the tender offer, we incurred an extinguishment of debt charge of approximately $54 million in the third quarter.
At September 30, 2017, we had $1.5 billion of liquidity from a combination of cash and availability under our $2.0 billion credit facility and no major senior notes or secured debt maturities until early 2019.
On October 19, 2017, we closed on a new $2.0 billion unsecured revolving credit facility. The new facility reduces our funded interest cost for committed loans by five basis points and has a maturity date of October 19, 2021. Based on our current senior unsecured long-term debt ratings, the facility bears interest annually at LIBOR plus 100 basis points and has a facility fee of 20 basis points. The facility also includes two six-month extension options at our discretion and the ability to increase the commitments by an aggregate amount up to $750 million, subject to customary conditions.
HURRICANE UPDATE
As a result of Hurricane Harvey and Hurricane Irma during the third quarter of 2017, we recorded $11 million of casualty losses, net of a small insurance recovery. The losses are comprised of $6 million of property damage and $5 million of other associated costs, including storm preparation, clean up, relocation, and other costs.  In addition, we recorded a $2 million deferred tax benefit associated with the casualty-related losses. These items are excluded from FFO as adjusted.
EXECUTIVE LEADERSHIP
As previously announced, Tom Klaritch was promoted to Chief Operating Officer in August 2017. Mr. Klaritch will oversee our streamlined office platform, with the life science and medical office businesses reporting to him, and will work closely with the respective teams to continue to advance the competitive performance and growth of the specialty office platform. In addition, Mr. Klaritch will manage our development projects and capital expenditures, oversee the IT department focusing on automation and system integration across the platform, and establish consistent operational reporting standards across our verticals. Mr. Klaritch is an 18-year Company veteran with 34 years of operational and financial management experience in the medical office and hospital sectors.
In August, Shawn Johnston joined HCP as Senior Vice President and Chief Accounting Officer. Mr. Johnston joined HCP from a leading multifamily real estate investment trust, where he was Chief Accounting Officer.

DIVIDEND
On October 26, 2017, our Board of Directors declared a quarterly cash dividend of $0.37 per common share. The dividend will be paid on November 21, 2017 to stockholders of record as of the close of business on November 6, 2017.
SUSTAINABILITY
HCP’s leadership in Environmental, Social and Governance (ESG) standards was again recognized by two influential ESG benchmarking institutions, the Dow Jones Sustainability Indices and Global Real Estate Sustainability Benchmark (GRESB).
HCP was named to the Dow Jones Sustainability Index (DJSI) North America and the DJSI World, for the fifth and third consecutive years, respectively. In addition, we achieved the "Green Star" designation from GRESB for the sixth year in a row, representing the highest quadrant of achievement in GRESB's annual sustainability survey.
More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com/sustainability.
OUTLOOK
For full-year 2017, we expect EPS to range between $1.16 and $1.20; FFO per share to range between $1.74 and $1.78; and FFO as adjusted per share to range between $1.92 and $1.96, representing a $0.02 per share increase at the mid-point. In addition, we expect 2017 SPP Cash NOI to increase between 2.5% and 3.5%. EPS and FFO per share guidance do not yet reflect the non-cash accounting impact of the Brookdale transactions. Additionally, these estimates do not reflect the potential impact from unannounced future transactions other than capital recycling activities. For additional detail and information regarding these estimates, refer to the “Projected Full Year 2017 SPP NOI and SPP Cash NOI” table below, and the 2017 Guidance section of our corresponding Supplemental Report, available in the Investor Relations section of our website at http://ir.hcpi.com.

	Projected Full Year 2017
	SPP NOI		SPP Cash NOI
	Low	High	Low	High
Senior housing triple-net	2.0%	3.0%	5.0%	6.0%
SHOP	(2.9)%	(0.9)%	(2.0)%	—%
Life science	2.0%	3.0%	3.5%	4.5%
Medical office	1.4%	2.4%	2.5%	3.5%
Other(1)	2.0%	3.0%	0.8%	1.8%
SPP Growth	1.2%	2.2%	2.5%	3.5%
_______________________________________

(1)	Other primarily includes our hospitals and U.K. real estate investments. See our Supplemental Report for additional details.
COMPANY INFORMATION
HCP has scheduled a conference call and webcast for Thursday, November 2, 2017 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) to present its performance and operating results for the quarter ended September 30, 2017. The conference call is accessible by dialing (888) 317-6003 (U.S.) or (412) 317-6061 (International). The conference ID number is 0914328. You may also access the conference call via webcast at www.hcpi.com. This link can be found in the “News and Events” section, which is under “Investor Relations”. Through November 17, 2017, an archive of the webcast will be available on our website, and a telephonic replay can be accessed by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and entering conference ID number 10112667. Our Supplemental Report for the current period is available, with this earnings release, on our website in the “Financial Information” section under “Investor Relations”.
ABOUT HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

FORWARD-LOOKING STATEMENTS
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, (i) all statements under the heading “Outlook,” including without limitation with respect to expected EPS, FFO per share, FFO as adjusted per share, SPP NOI, SPP Cash NOI and other financial projections and assumptions, including those in the “Projected Full Year 2017 SPP NOI and SPP Cash NOI” table in this release, as well as comparable statements included in other sections of this release; (ii) statements regarding the payment of a quarterly cash dividend; (iii) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, developments, joint venture transactions, capital recycling and financing activities, and other transactions discussed in this release, including without limitation those described under the heading “Development Update”'; and (iv) statements with respect to the executive leadership updates described under the heading "Executive Leadership." These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of our and our management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our reliance on a concentration of a small number of tenants and operators for a significant percentage of our revenues, with our concentration of assets operated by Brookdale increasing as a result of the consummation of the spin-off of QCP on October 31, 2016; the financial condition of our existing and future tenants, operators and borrowers, including potential bankruptcies and downturns in their businesses, and their legal and regulatory proceedings, which results in uncertainties regarding our ability to continue to realize the full benefit of such tenants’ and operators’ leases and borrowers’ loans; the ability of our existing and future tenants, operators and borrowers to conduct their respective businesses in a manner sufficient to maintain or increase their revenues and to generate sufficient income to make rent and loan payments to us and our ability to recover investments made, if applicable, in their operations; competition for tenants and operators, including with respect to new leases and mortgages and the renewal or rollover of existing leases; our concentration in the healthcare property sector, particularly in senior housing, life sciences, medical office buildings and hospitals, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; availability of suitable properties to acquire at favorable prices, the competition for the acquisition and financing of those properties, and the costs of associated property development; our ability to negotiate the same or better terms with new tenants or operators if existing leases are not renewed or we exercise our right to foreclose on loan collateral or replace an existing tenant or operator upon default; the risks associated with our investments in joint ventures and unconsolidated entities, including our lack of sole decision making authority and our reliance on our partners’ financial condition and continued cooperation; our ability to achieve the benefits of acquisitions and other investments, including those discussed above, within expected time frames or at all, or within expected cost projections; operational risks associated with third party management contracts, including the additional regulation and liabilities of our RIDEA lease structures; the potential impact on us and our tenants, operators and borrowers from current and future litigation matters, including the possibility of larger than expected litigation costs, adverse results and related developments; the effect on our tenants and operators of legislation, executive orders and other legal requirements, including the Affordable Care Act and licensure, certification and inspection requirements, as well as laws addressing entitlement programs and related services, including Medicare and Medicaid, which may result in future reductions in reimbursements; changes in federal, state or local laws and regulations, including those affecting the healthcare industry that affect our costs of compliance or increase the costs, or otherwise affect the operations, of our tenants and operators; volatility or uncertainty in the capital markets, the availability and cost of capital as impacted by interest rates, changes in our credit ratings, and the value of our common stock, and other conditions that may adversely impact our ability to fund our obligations or consummate transactions, or reduce the earnings from potential transactions; changes in global, national and local economic or other conditions, including currency exchange rates; our ability to manage our indebtedness level and changes in the terms of such indebtedness; competition for skilled management and other key personnel; the ability to maintain our qualification as a real estate investment trust; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings. You should not place undue reliance on any forward-looking statements. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT
Andrew Johns
Vice President – Finance and Investor Relations
949-407-0400

HCP, Inc.
Consolidated Balance Sheets
In thousands, except share and per share data
(unaudited)

	September 30, 2017	December 31, 2016
Assets
Real Estate:
Buildings and improvements	$11,052,578	$11,692,654
Development costs and construction in progress	429,459	400,619
Land	1,752,890	1,881,487
Accumulated depreciation and amortization	(2,699,174)	(2,648,930)
Net real estate	10,535,753	11,325,830
Net investment in direct financing leases	715,104	752,589
Loans receivable, net	402,152	807,954
Investments in and advances to unconsolidated joint ventures	822,369	571,491
Accounts receivable, net of allowance of $4,312 and $4,459, respectively	34,571	45,116
Cash and cash equivalents	133,887	94,730
Restricted cash	27,135	42,260
Intangible assets, net	400,867	479,805
Assets held for sale, net	216,074	927,866
Other assets, net	616,169	711,624
Total assets	$13,904,081	$15,759,265

Liabilities and Equity
Bank line of credit	$605,837	$899,718
Term loans	226,205	440,062
Senior unsecured notes	6,393,926	7,133,538
Mortgage debt	145,417	623,792
Other debt	94,818	92,385
Intangible liabilities, net	53,427	58,145
Liabilities of assets held for sale, net	8,653	3,776
Accounts payable and accrued liabilities	381,189	417,360
Deferred revenue	140,378	149,181
Total liabilities	8,049,850	9,817,957
Commitments and contingencies
Common stock, $1.00 par value: 750,000,000 shares authorized; 469,034,877 and 468,081,489 shares issued and outstanding, respectively	469,035	468,081
Additional paid-in capital	8,224,531	8,198,890
Cumulative dividends in excess of earnings	(3,137,642)	(3,089,734)
Accumulated other comprehensive income (loss)	(24,491)	(29,642)
Total stockholders' equity	5,531,433	5,547,595

Joint venture partners	145,496	214,377
Non-managing member unitholders	177,302	179,336
Total noncontrolling interests	322,798	393,713
Total equity	5,854,231	5,941,308

Total liabilities and equity	$13,904,081	$15,759,265

HCP, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rental and related revenues	$266,109	$290,280	$816,147	$872,828
Tenant recoveries	36,860	34,809	105,794	99,715
Resident fees and services	126,040	170,752	391,688	500,717
Income from direct financing leases	13,240	14,234	40,516	44,791
Interest income	11,774	20,482	50,974	71,298
Total revenues	454,023	530,557	1,405,119	1,589,349

Costs and expenses:
Interest expense	71,328	117,860	235,834	361,255
Depreciation and amortization	130,588	141,407	397,893	421,181
Operating	155,338	187,714	467,582	542,751
General and administrative	23,523	34,781	67,287	83,011
Acquisition and pursuit costs	580	2,763	2,504	6,061
Impairments (recoveries), net	25,328	—	82,010	—
Total costs and expenses	406,685	484,525	1,253,110	1,414,259
Other income (expense):
Gain (loss) on sales of real estate, net	5,182	(9)	322,852	119,605
Loss on debt extinguishments	(54,227)	—	(54,227)	—
Other income (expense), net	(10,556)	1,432	40,723	5,064
Total other income (expense), net	(59,601)	1,423	309,348	124,669

Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	(12,263)	47,455	461,357	299,759
Income tax benefit (expense)	5,481	424	14,630	(1,101)
Equity income (loss) from unconsolidated joint ventures	1,062	(2,053)	4,571	(4,028)
Income (loss) from continuing operations	(5,720)	45,826	480,558	294,630

Discontinued operations:
Income (loss) before transaction costs and income taxes	—	121,229	—	360,226
Transaction costs	—	(14,805)	—	(28,509)
Income tax benefit (expense)	—	1,789	—	(47,721)
Total discontinued operations	—	108,213	—	283,996

Net income (loss)	(5,720)	154,039	480,558	578,626
Noncontrolling interests' share in earnings	(1,937)	(2,789)	(7,687)	(9,540)
Net income (loss) attributable to HCP, Inc.	(7,657)	151,250	472,871	569,086
Participating securities' share in earnings	(131)	(326)	(560)	(977)
Net income (loss) applicable to common shares	$(7,788)	$150,924	$472,311	$568,109

Earnings per common share:
Basic	$(0.02)	$0.32	$1.01	$1.22
Diluted	$(0.02)	$0.32	$1.01	$1.22

Weighted average shares used to calculate earnings per common share:
Basic	468,975	467,628	468,642	466,931
Diluted	468,975	467,835	468,828	467,132

HCP, Inc.
Funds From Operations
 In thousands, except per share data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) applicable to common shares	$(7,788)	$150,924	$472,311	$568,109
Real estate related depreciation and amortization	130,588	142,874	397,893	425,582
Real estate related depreciation and amortization on unconsolidated joint ventures	16,358	12,607	47,711	36,347
Real estate related depreciation and amortization on noncontrolling interests and other	(3,678)	(5,270)	(11,711)	(15,708)
Other depreciation and amortization(1)	2,360	2,986	7,718	8,922
Loss (gain) on sales of real estate, net	(5,182)	9	(322,852)	(119,605)
Loss (gain) on sales of real estate, net on unconsolidated joint ventures	—	—	—	(215)
Loss (gain) on sales of real estate, net on noncontrolling interests	—	—	—	(2)
Taxes associated with real estate dispositions(2)	—	257	(5,498)	53,434
Impairments (recoveries) of real estate, net(3)	22,590	—	22,590	—
FFO applicable to common shares	$155,248	$304,387	$608,162	$956,864
Distributions on dilutive convertible units and other	—	2,376	5,250	10,622
Diluted FFO applicable to common shares	$155,248	$306,763	$613,412	$967,486
Diluted FFO per common share	$0.33	$0.65	$1.30	$2.05
Weighted average shares used to calculate diluted FFO per common share	469,156	471,994	473,519	473,011
Impact of adjustments to FFO:
Transaction-related items(4)	$580	$17,568	$2,476	$34,570
Other impairments (recoveries), net(5)	2,738	—	8,526	—
Severance and related charges(6)	3,889	14,464	3,889	14,464
Loss on debt extinguishments(7)	54,227	—	54,227	—
Litigation costs	2,303	—	7,507	—
Casualty-related charges (recoveries), net(8)	8,925	—	8,925	—
Foreign currency remeasurement losses (gains)	(141)	94	(986)	268
	$72,521	$32,126	$84,564	$49,302
FFO as adjusted applicable to common shares	$227,769	$336,513	$692,726	$1,006,166
Distributions on dilutive convertible units and other	1,493	3,467	5,095	10,549
Diluted FFO as adjusted applicable to common shares	$229,262	$339,980	$697,821	$1,016,715
Per common share impact of adjustments on diluted FFO	$0.15	$0.07	$0.17	$0.10
Diluted FFO as adjusted per common share	$0.48	$0.72	$1.47	$2.15
Weighted average shares used to calculate diluted FFO as adjusted per common share	473,836	473,692	473,519	473,011
FFO as adjusted from QCP	$—	$101,549	$—	$301,393
Diluted Comparable FFO as adjusted applicable to common shares(9)	$229,262	$238,431	$697,821	$715,322
FFO as adjusted from QCP per common share	$—	$(0.22)	$—	$(0.64)
Diluted Comparable FFO as adjusted per common share	$0.48	$0.50	$1.47	$1.51
_______________________________________

(1)
Other depreciation and amortization includes DFL depreciation and lease incentive amortization (reduction of straight-line rents) for the consideration given to terminate the 30 purchase options on the 153-property amended lease portfolio in the 2014 Brookdale transaction.

(2)
For the nine months ended September 30, 2017, represents income tax benefit associated with the disposition of real estate assets in our RIDEA II transaction. For the nine months ended September 30, 2016, represents income tax expense associated with the state built-in gain tax payable upon the disposition of specific real estate assets, of which $49 million relates to the HCRMC real estate portfolio.

(3)	Represents impairments on 11 senior housing triple-net facilities.

(4)
On January 1, 2017, we early adopted the Financial Accounting Standards Board Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”) which prospectively results in recognizing the majority of our real estate acquisitions as asset acquisitions rather than business combinations. Acquisition and pursuit costs relating to completed asset acquisitions are capitalized, including those costs incurred prior to January 1, 2017. Real estate acquisitions completed prior to January 1, 2017 were deemed business combinations and the related acquisition and pursuit costs were expensed as incurred. For the three and nine months ended September 30, 2016, primarily relates to the QCP spin-off.

(5)
For the three months ended September 30, 2017, relates to the impairment of our Tandem Mezzanine Loan. For the nine months ended September 30, 2017, relates to the impairments of our Tandem Mezzanine Loan, net of the impairment recovery upon the sale of our Four Seasons Notes in the first quarter of 2017.

(6)
For the three months ended September 30, 2017, primarily relates to the departure of our former Executive Vice President and Chief Accounting Officer. For the three months ended September 30, 2016, primarily relates to the departure of our former President and Chief Executive Officer.

(7)	Represents the premium associated with the prepayment of $500 million of senior unsecured notes.

(8)	Includes $11 million of casualty-related charges and a $2 million deferred income tax benefit.

(9)
Excludes FFO as adjusted from QCP and interest expense related to debt repaid using proceeds from the spin-off, assuming these transactions occurred at the beginning of the earliest period presented. Comparable FFO as adjusted allows management to evaluate the performance of our remaining real estate portfolio following the completion of the QCP spin-off.

HCP, Inc.
Funds Available for Distribution
In thousands
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
FFO as adjusted applicable to common shares	$227,769	$336,513	$692,726	$1,006,166
Amortization of deferred compensation(1)	3,237	3,389	10,329	12,894
Amortization of deferred financing costs	3,439	5,037	11,141	15,598
Straight-line rents	(4,060)	(3,295)	(12,236)	(14,412)
Other depreciation and amortization	(2,360)	(2,986)	(7,718)	(8,921)
Leasing costs, tenant improvements, and recurring capital expenditures(2)	(28,783)	(23,822)	(79,903)	(66,176)
Lease restructure payments	311	1,868	1,165	14,480
CCRC entrance fees(3)	6,074	4,975	14,436	16,524
Deferred income taxes(4)	(3,807)	(3,431)	(10,523)	(8,977)
Other FAD adjustments	587	(708)	1,692	(2,739)
FAD applicable to common shares	$202,407	$317,540	$621,109	$964,437
Distributions on dilutive convertible units and other	1,596	3,513	5,250	10,622
Diluted FAD applicable to common shares	$204,003	$321,053	$626,359	$975,059
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(1)
Excludes $0.5 million related to the acceleration of deferred compensation for restricted stock units that vested upon the departure of our former Executive Vice President and Chief Accounting Officer, which is included in the severance and related charges for the three and nine months ended September 30, 2017. Excludes $6 million related to the acceleration of deferred compensation for restricted stock units and stock options that vested upon the departure of our former President and Chief Executive Officer, which is included in severance and related charges for the three and nine months ended September 30, 2016.

(2)	Includes our share of leasing costs and tenant and capital improvements from unconsolidated joint ventures.

(3)	Represents our 49% share of non-refundable entrance fees as the fees are collected by our CCRC JV, net of reserves and CCRC JV entrance fee amortization.

(4)	Excludes $2 million of deferred tax benefit from the casualty-related charges, which is included in casualty-related charges (recoveries), net for the three and nine months ended September 30, 2017.